Exhibit 6.1

Memorandum

Date:	March 1, 2021
From:	Andres Idarraga, Mentel LLC and Creci Inc.
To:	VaroTeam and Phylo Legal
Subject:	Sale of Mentel Colombia SAS’s Lending Operations to Creci Finance Colombia SAS

I.	Introduction and Background

This memo sets forth the background and the terms for the tranfer and sale of Mentel Colombia SAS’s lending operations to Creci Finance Colombia SAS. Mentel Colombia SAS is wholly-owned by Mentel LLC and Creci Finance Colombia SAS is wholly-owned by Creci, Inc.

I began the “Creci” social impact lending operations under Mentel Colombia SAS in mid-2018 to research the fintech industry; begin to map a strategy to establish a company that would make loans to social impact entrepreneurs; build a team; and set up an MVP. In early 2019, after seeing that Creci had potential to be an independent entity, I set up Creci Inc., a Delaware C-Corp. In late 2019, I set up Creci Finance Colombia SAS.

We now need to transfer the social impact lending operations from Mentel Colombia SAS to Creci Finance Colombia SAS as soon as possible.

II.	History Up to This Point

Financial history between the two organizations include:

●	Mentel LLC invested $120,000 in Creci Inc.

●	In July 2020, Creci Inc. paid Mentel LLC $57,500 in development costs for the Creci social impact line of business.

●	Creci owes Mentel an additional $79,451 in development costs that have not been paid.

●	Creci Inc. loaned Mentel $150,000 at 12% to make social impact loans in Colombia.

III.	Fair Market Value

The net fair market value of the transaction is $175,000 based on the following:

●	The value of Mentel’s social impact loan book in Colombia as of 2/28/21, which total approximately $160,000 in value; plus

●	$79,451 in expenses that Mentel has absorbed for Creci in Colombia that has not been paid; plus

●	$35,000 value of infrastructure and IP development; plus

●	$100,000 that Mentel will transfer to Creci in Colombia for operating capital; minus

●	the value of Creci’s $150,000 loan to Mentel (which almost equals the value of the current loan book); minus

●	$50,000 in income Mentel has earned that should properly be credited to the Creci operations in 2019 and 2020.

Creci will pay Mentel for the sale and transfer by issuing Mentel a convertible note for $175,000 that pays 5% annual interest, has a three-year maturity, a 20% discount rate, and a valuation cap of $4 million. These terms are benchmarked against the most recent convertible notes Creci issued, which were issued at a $2 million valuation cap with all the other terms being identical.

IV.	Execution and Results of the Transaction

These are the steps for executing the transaction:

1.	Execute the legal paperwork in Colombia between Creci Finance Colombia SAS and Mentel Colombia SAS for the transfer.

a.	Phylo Legal to handle the Colombian side of the transaction.

b.	Creci Inc. to issue the $175,000 convertible note.

2.	Transfer workforce from Mentel Colombia SAS to Creci Finance Colombia SAS.

3.	Transfer all needed service provider contracts.

CONTRATO DE ENAJENACIÓN GLOBAL DE ACTIVOS CELEBRADO ENTRE MENTEL COLOMBIA S.A.S. Y CRECI FINANCE COLOMBIA S.A.S.

CONTRATO DE ENAJENACIÓN GLOBAL DE ACTIVOS CELEBRADO ENTRE MENTEL COLOMBIA S.A.S. Y CRECI FINANCE COLOMBIA S.A.S.

Entre los suscritos, por una parte, ANDRES FELIPE IDARRAGA GIRALDO, mayor de edad, domiciliado en la ciudad de Hollywood, Florida, identificado civilmente con número de Cédula de Ciudadanía 98.668.570, actuando en calidad de Representante Legal de MENTEL COLOMBIA S.A.S., sociedad comercial legalmente constituida bajo las normas de la República de Colombia, con domicilio principal en la ciudad de Medellín, identificada tributariamente con el número de identificación tributaria 901.165.106-9 (quienes en adelante y para efectos del presente contrato se denominará “ENAJENANTE”) y, por otra parte, ANDRES FELIPE IDARRAGA GIRALDO, mayor de edad, domiciliado en la ciudad de Hollywood, Florida, identificado civilmente con número de Cédula de Ciudadanía 98.668.570, actuando en calidad de Representante Legal de CRECI FINANCE COLOMBIA S.A.S., sociedad comercial legalmente constituida bajo las normas de la República de Colombia, con domicilio principal en la ciudad de Medellín, identificada con el número de identificación tributaria 901.344.753-2 (quienes en adelante y para efectos del presente contrato se denominará el “ADQUIRENTE”, y conjuntamente (“LAS PARTES”), hemos acordado celebrar el presente contrato de enajenación global de activos (el “Contrato”), de conformidad con las siguientes:

I. CONSIDERACIONES

1.	Que el ENAJENANTE en el contexto de la realización de sus activos, inició un proceso de enajenación global de activos (el “Proceso de Aporte”).

2.	Que en el Proceso de Aporte, el ADQUIRENTE se encontró interesado en adquirir los Activos del ENAJNANTE, de forma tal que, por medio de oferta comercial las Partes establecieron los principales elementos que serán determinantes para la ejecución del Contrato de enajenación Global de Activos.

3.	Que aceptada la oferta comercial que fue elaborada por las Partes, ambas deciden suscribir un contrato de enajenación global de activos que establezca las condiciones particulares, adicionales a las establecidas por la legislación colombiana, para el desarrollo de las obligaciones que les corresponden.

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En virtud de las consideraciones anteriormente expuestas, las Partes mutuamente y de forma voluntaria, convienen que el presente acuerdo se regulará bajo los siguientes términos:

II. CLÁUSULAS

PRIMERA. DEFINICIONES.

Los siguientes términos tendrán el significado que se les asigna a continuación:

●	“Activo Intangible”, es el activo identificable, de carácter no monetario y sin presencia física, sobre el cual se espera la obtención de beneficios económicos futuros.

●	“Activo”, es el activo fijo -mismo que permanece por un período de más de dos (2) años en el patrimonio-, de carácter monetario o no monetario, con o sin presencia física, sobre cual se espera la obtención de beneficios económicos futuros.

●	“Autoridad gubernamental”, significa cualquier entidad pública, del orden nacional, departamental, regional, municipal, distrital, o de cualquier otro orden, de las ramas legislativa, ejecutiva, judicial, entidad autónoma u órgano de control, colombiana o extranjera.

●	“COP” o “Pesos”, significa Pesos Colombianos (moneda de curso legal de la República de Colombia).

●	“Cuarto de Datos” significa el cuarto de datos dispuesto por el enajenante en el transcurso del Proceso de Aporte para la identificación de los Activos.

●	“Funcionario Público” significará toda persona que ostente en cualquier jurisdicción un cargo público o sea contratista en cualquiera de las ramas del poder público, ente o dependencia de dicho país, en cualquiera de los niveles nacional, departamental, municipal, regional, federal, estatal, etc., e incluyendo a cualquier negocio perteneciente al gobierno o a un organismo público internacional; se consideran también funcionarios públicos los miembros de la fuerza pública, los particulares que ejerzan funciones públicas en forma permanente o transitoria y trabajadores de órganos autónomos así como cualquier persona que actué con un carácter oficial para o por un gobierno.

●	“Ley”, significa la Constitución, todas las leyes, decretos, resoluciones, circulares, ordenanzas, acuerdos municipales y distritales, y en general cualquier norma de cualquier nivel emanada de cualquier Autoridad Gubernamental.

●	“Tributo”, significa, todos los impuestos, contribuciones, aranceles, tasas, tarifas, sin importar su denominación, incluyendo cualesquiera intereses, sanciones u otras adicionales al tributo que pudieran volverse pagaderas sobre tales tributos, exigidos por cualquier Autoridad Gubernamental, y tales tributos incluirán, sin perjuicio de la generalidad de lo anterior, todos los impuestos sobre renta o a las utilidades, impuestos a los ingresos brutos y/o netos, impuestos a las ventas, impuestos ad valorem, impuestos a la propiedad, impuestos al valor agregado, impuesto complementario de ganancia ocasional, retenciones en la fuente, contribuciones parafiscales, cualquier otro tributario, y demás obligaciones tributarias o fiscales formales o sustanciales.

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CLÁUSULA SEGUNDA. INTERPRETACIÓN.

Las referencias que se hagan en el texto a artículos o secciones harán únicamente referencia a los artículos del presente Contrato. Los títulos de las cláusulas se incluyen con fines de referencia y de conveniencia, pero de ninguna manera limitan, definen o describen el alcance y la intención del presente Contrato y no se consideran como parte de este. Cuando se usen las palabras “incluyendo” o “incluidas”, se entenderán que son seguidas por las expresiones “sin limitación”, aunque no se encuentre dicha expresión escrita textualmente en este contrato. Las palabras técnicas o científicas que no se encuentren definidas expresamente en este Contrato tendrán los significados que les corresponda según la técnica o ciencia respectiva y las demás palabras se entenderán en su sentido natural y obvio, según el uso general de las mismas. Para efectos de este Contrato, los términos definidos podrán ser usados tanto en singular como en plural.

CLÁUSULA TERCERA. ENAJENACIÓN DE ACTIVOS.

Con sujeción a los términos y condiciones establecidos en este Contrato, el ENAJENANTE se obliga, en la presente fecha, a ceder al ADQUIRENTE a título oneroso el Activo que es propiedad de la persona jurídica a la que representa y, el ADQUIRENTE se obliga a recibir dicho Activo en la presente fecha a un precio de MIL CIENTO SESENTA Y NUEVE MILLONES NUEVECIENTOS NOVENTA Y OCHO MIL TRESCIENTOS TREINTA Y OCHO PESOS M/CTE (COP$1.169.998.338), a título de un aporte en capital y especie que será pagado en la forma y plazos establecidos en la cláusula cuarta del presente acuerdo, así como en el correspondiente reglamento de emisión y colocación (en adelante y para efectos del presente acuerdo el “Precio de Cesión”), y en contraprestación del cual se emitirá el número de acciones del ADQUIRIENTE que se detallan más adelante.

El valor anteriormente indicado corresponde al siguiente Activo, Activo intangible y efectivo:

●	Aporte en capital - Efectivo o equivalentes de efectivo: COP$360.000.000.

●	Aporte en especie - Derechos contractuales en calidad de acreedor: COP$543.969.138.

●	Aporte en especie - Intagibles (i.e., software, propiedad intelectual, entre otros): COP$266.029.200

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CLÁUSULA CUARTA. FORMA DE PAGO.

El ADQUIRENTE pagará al ENAJENANTE el Precio de Cesión de la siguiente manera dentro de los quince (15) días calendario siguientes a la fecha de celebración del presente Contrato y en los términos que se definan en el reglamento de emisión y suscripción correspondiente:

A.	A través de la emisión de dieciséis punto veinticinco por ciento (16.25%) de acciones ordinarias de la sociedad del ADQUIRENTE en favor del ENAJENANTE, a valor nominal y con XX valor por concepto de prima de colocación en acciones.

PARÁGRAFO ÚNICO. En caso de mora total o parcial en el pago de estas sumas, EL ADQUIRENTE liquidará y pagará al ENAJENANTE intereses moratorios a la tasa más alta permitida por la ley.

CLÁUSULA QUINTA. TRADICIÓN.

Las Partes ejecutarán todos los actos y adoptarán todas las medidas necesarias para que se produzca el traspaso del Activo y el Activo Intangible, así:

●	Efectivo o equivalentes de efectivo: Mediante transferencia electrónica a la cuenta bancaria que indique el ADQUIRIENTE dentro de los 3 días hábiles contado desde la fecha de firma del presente Contrato.

●	Derechos contractuales en calidad de acreedor: Mediante la suscripción entre las Partes de un contrato de cesión de posición contractual de acreedor, sobre todos los contratos de mutuo del portafolio del ENAJENANTE, dentro de los 3 días hábiles contados desde la fecha de firma del presente Contrato.

●	Intagibles (i.e., software, propiedad intelectual, entre otros): Mediante la suscripción entre las Partes de un contrato de transferencia de derechos patrimoniales de autor sobre el software y de mandato para el registro ante las autoridades competentes, así de un contrato de transferencia de marca, dentro de los 3 días hábiles contados desde la fecha de firma del presente Contrato.

●	Recursos humanos: Mediante la suscripción entre las Partes de un contrato de cesión de posición contractual de empleador, sobre todos los contratos laborales del ENAJENANTE, dentro de los 3 días hábiles contados desde la fecha de firma del presente Contrato.

CLÁUSULA SEXTA. OBLIGACIÓN DE COOPERACIÓN Y ASISTENCIA.

Las Partes se obligan hacer todos sus esfuerzos para tomar, o hacer que sean tomadas todas las medidas, y para hacer, o hacer que se hagan, todas aquellas cosas necesarias, apropiadas o razonablemente conveniente para perfeccionar y hacer efectivo, en cuanto sea posible, el traspaso del Activo.

Las Partes aceptan que aún después de la fecha del presente Contrato, y previa solicitud de la otra Parte, llevarán a cabo todas las acciones necesarias, y suscribirán y entregarán en la debida forma y sin costo adicional aquellos documentos que sean razonablemente necesarios o convenientes, para llevar a cabo el traspaso del Activo o para dar cumplimiento a cualquier requerimiento de Autoridad Gubernamental relacionado con dicha transferencia.

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CLÁUSULA SÉPTIMA. ALCANCE LAS OBLIGACIONES DEL ENAJENANTE.

Las obligaciones del ENAJENANTE en relación con la cesión del Activo se limitan a:

A.	La obligación del ENAJENANTE de ceder no otorga ninguna declaración o garantía, ni asume ninguna responsabilidad por los Activos que se encuentran en su posición desde el momento en que efectúe la enajenación, de forma tal que, una vez se efectúe la enajenación, la responsabilidad en relación con los activos del ENAJENANTE será única y exclusiva del ADQUIRENTE.

B.	La obligación del ENAJENANTE en relación con la inscripción de los documentos se limita a adelantar los trámites necesarios ante las Autoridades Gubernamentales competentes para que en un término no mayor a los treinta (30) días siguientes de la suscripción del contrato inicie cada uno de los mismos.

CLÁUSULA OCTAVA. ASUNCIÓN DE PASIVOS.

Las Partes se comprometen a ejecutar todos los actos y a suscribir todos los documentos necesarios para que se perfeccione la enajenación global de los activos del ENAJENANTE, de forma tal que, el ENAJENANTE queda liberado de toda responsabilidad frente a los pasivos cedidos al ADQUIRENTE.

CLÁUSULA NOVENA. RESPONSABILIDADES LABORALES DE LA ENAJENACIÓN GLOBAL DE ACTIVOS.

Por medio de la enajenación global de Activos del ENAJENANTE, las Partes reconocen y aceptan que se dará continuidad para los efectos laborales del personal contratado por parte del ENAJENANTE, que este no sufre variaciones esenciales en el giro ordinario de las actividades o negocio que desarrolla, razón por la cual, la ejecución del presente Contrato no extingue, suspende, ni modifica los contratos de trabajo vigentes de los empleados del ENAJENANTE. A partir de la fecha del presente contrato, las Partes reconocen y aceptan que, respecto de los empleados del ENAJENANTE, operará una sustitución de empleador en los términos del artículo 27 del Código Sustantivo del Trabajo, razón por la cual continuarán ejecutando sus contratos de trabajo con la compañía del ADQUIRENTE en las condiciones en que fueron pactados con el ENAJENANTE, sin solución de continuidad.

Si en virtud de la ley laboral resulta necesario documentar la cesión de uno o algunos de los contratos de trabajo de los empleados del ENAJENANTE al ADQUIRENTE mediante documentos adicionales, las Partes se obligan a suscribir en el menor tiempo posible todos los documentos necesarios para documentar el asunto, dándole los efectos de una sustitución de empleador, es decir que se mantendrán las condiciones laborales que fueron pactadas en los contratos de trabajo suscritos entre el ENAJENANTE y los trabajadores sin solución de continuidad.

Salvo por lo expresamente mencionado en los contratos laborales en cuestión o en contratos de prestación de servicios, a partir de la presente fecha, EL ADQUIRENTE asume toda la responsabilidad por el pago de todas las acreencias laborales o comerciales que a la presente fecha sean exigibles, y de todas las que nazcan a partir de dicha fecha. EL ADQUIRENTE renuncia al derecho de repetición en contra del ENAJENANTE, descrito en el artículo 69 del Código Sustantivo del Trabajo. EL ENAJENANTE no tendrá la obligación descrita en el artículo 69 numeral 5º del Código Sustantivo del Trabajo.

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CLÁUSULA DÉCIMA. PLAZO DE DESARROLLO, VIGENCIA Y DURACIÓN DEL CONTRATO.

El desarrollo del contrato tendrá una duración de tres (3) meses para la ejecución de las obligaciones específicas que permitan perfeccionar la enajenación global de los activos y de la suscripción de las acciones que tendrá lugar como consecuencia de la operación económica que pretenden las Partes. El término de duración contará desde el momento de suscripción del presente acuerdo.

CLÁUSULA DÉCIMO PRIMERA. SUSCRIPCIÓN DE LAS ACCIONES EN FAVOR DEL ENAJENANTE.

EL ADQUIRENTE se obligará a suscribir el número de acciones que correspondan al Precio de Cesión de acuerdo con la Cláusula Tercera del presente acuerdo una vez efectuada la entrega de los Activos por parte del ENAJENANTE en favor de este último. Al tratarse de un aporte en capital y en especie, el mismo no se encuentra gravado de acuerdo con el artículo 319 Estatuto Tributario nacional. De esa forma, EL ADQUIRENTE tendrá la obligación de emitir las acciones a las que haya lugar, entregar los certificados accionarios y hacer la inscripción en el libro de accionistas de su sociedad en un término no mayor a los treinta (30) días siguientes a la fecha de firma de este Contrato. En esos términos, EL ADQUIRENTE estará obligado a realizar todos los trámites necesarios ante la Cámara de Comercio de Medellín y garantizará al ENAJENANTE el perfeccionamiento en la suscripción en la oferta de sucripción, siendo esta una de las obligaciones principales derivadas de la suscripción del presente acuerdo.

CLÁUSULA DÉCIMA SEGUNDA. GARANTÍA DE ACEPTACIÓN POR PARTE DE LA ASAMBLEA DE ACCIONISTAS DEL ADQUIRENTE.

EL ADQUIRENTE garantizará al ENAJENANTE que, previa a la suscripción del presente acuerdo, los accionistas que ostenten tal calidad de acuerdo con los libros de accionistas han aceptado por medio de Asamblea General de Accionistas, la emisión del número de acciones que corresponde al valor total de la enajenación global de activos en los términos aquí pactados. De esa forma, EL ADQUIRENTE garantiza que la decisión de liberar un número determinado de acciones y la ejecución de las operaciones comerciales se encuentra perfeccionada y aceptada por unanimidad y con observancia al derecho de preferencia; así mismo, garantiza que a la fecha de la suscripción del acuerdo la Compañía del ADQUIRENTE ya cuenta con un reglamento de emisión y suscripción de acciones que faculte al cumplimiento a cabalidad de la operación societaria que se pretende por medio del presente Contrato.

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CLÁUSULA DÉCIMO TERCERA: OBLIGACIONES GENERALES DEL ADQUIRENTE.

Además de las obligaciones señaladas en el presente documento o aquellas que sean asumidas con posterioridad en documentos adicionales, EL ADQUIRENTE se obliga a:

1.	Adoptar las medidas que considere adecuadas para la realización de las obligaciones especiales contenidas en el contrato, establecidas en el presente documento.

2.	Realizar todas las actividades que sean necesarias para la realización de las obligaciones especiales señaladas en el contrato.

3.	Actuar de buena fe y de conformidad con los principios señalados en el Código Civil, Código de Comercio y en las disposiciones expuestas por la Corte Suprema de Justicia para este tipo de contratos.

4.	Poner a disposición del CONTRATANTE su capacidad, experiencia y conocimientos para cumplir con el desarrollo del objeto contractual.

5.	Guardar absoluta reserva sobre los hechos, documentos, informaciones y en general, sobre todos los asuntos y materias que lleguen a su conocimiento por causa o con ocasión de su contrato de prestación de servicios.

6.	Cumplir en forma eficiente y oportuna los requerimientos que le sean asignados y aquellas obligaciones que se generen de acuerdo con la naturaleza del servicio con plena autonomía técnica y administrativa, y bajo su propia responsabilidad.

7.	Obrar de buena fe en la ejecución de este contrato.

8.	Entregar, elaborar y suscribir todos los documentos que sean necesarios para el perfeccionamiento de la enajenación global de activos en favor del ADQUIRENTE.

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9.	Propender por una conducta respetuosa y profesional que permita el máximo rendimiento tanto individual como colectivo de las Partes.

10.	Suscribir el número de acciones que corresponda de conformidad con las estipulaciones contractuales señaladas en virtud del presente acuerdo.

11.	Todas las demás que se deriven de la ejecución del presente contrato.

CLÁUSULA DÉCIMO CUARTA: OBLIGACIONES GENERALES DEL ENAJENANTE.

Además de las obligaciones señaladas en el presente documento o aquellas que sean asumidas con posterioridad en documentos adicionales, EL ENAJENANTE se obliga a:

1.	Obligar al ADQUIRENTE al cumplimiento de sus obligaciones, de forma tal que pueda responder en todas las cuestiones del negocio jurídico que se pretende y frente a terceros, en los aspectos que estén relacionados con el desarrollo de la prestación del servicio.

2.	Cumplir con cada una de las obligaciones especiales que han sido consagradas en virtud del presente acuerdo.

3.	Poner a disposición de la ejecución adecuada del contrato su talento humano o recursos de capital que se ha comprometido aportar de conformidad con el presente contrato.

4.	Realizar todas las actividades que sean necesarias para permitir al ADQUIERNTE la ejecución de sus obligaciones.

5.	Adelantar los trámites para obtener los permisos, autorizaciones y licencias necesarias para la ejecución de las obligaciones contenidas en este acuerdo.

6.	Actuar de buena fe y de conformidad con los principios señalados en el Código Civil, Código de Comercio y en las disposiciones expuestas por la Corte Suprema de Justicia para este tipo de contratos.

7.	Emitir el número de acciones que corresponda de conformidad con las estipulaciones contractuales señaladas en virtud del presente acuerdo.

8.	Informar oportunamente al ADQUIRENTE de cualquier decisión que afecte de forma directa o indirecta el desarrollo del contrato o su continuidad.

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CLÁUSULA DÉCIMO QUINTA: CLÁUSULA PENAL.

El incumplimiento grave por parte de cualquiera de las Partes le dará a la otra la posibilidad de dar por terminado el contrato, y la posibilidad de exigirle a la otra, a título de pena, la fracción del valor del contrato que reste por pagarse.

PARÁGRAFO ÚNICO. Las Partes renuncian a los requerimientos judiciales o extrajudiciales para constituirse en mora de esta obligación, por consiguiente, desde el momento de la infracción se deberán intereses legales moratorios sobre la anterior cantidad a la tasa máxima certificada por la Superintendencia Financiera de Colombia para cada período, y hasta que se verifique el pago total de la obligación.

CLÁUSULA DÉCIMO SEXTA: TERMINACIÓN.

El presente acuerdo terminará por cualquiera de las siguientes causas:

1.	Por mutuo acuerdo entre las Partes, el cual constara en acta suscrita por las mismas.

2.	Unilateralmente, por incumplimiento de alguna de las obligaciones derivadas del contrato.

3.	Cuando se presente la disolución de la personería jurídica de EL CONTRATANTE o cuando se autorice u ordene su liquidación.

4.	Cuando alguna de las Partes ceda total o parcialmente, este acuerdo sin la previa autorización de la otra Parte.

5.	Por las causas previstas en la ley.

CLÁUSULA DÉCIMO SÉPTIMA: CONFIDENCIALIDAD

Este contrato así como sus condiciones y términos e información suministrada en virtud del mismo son confidenciales, consecuentemente, las Partes no podrán, sin el consentimiento previo y por escrito de ambas Partes, comunicar o revelar a ninguna tercera persona la existencia o el contenido del presente contrato o cualquier otra información obtenida como resultado de la firma del presente, excepto a sus ejecutivos y directores, asesores legales y financieros , auditores, corredores de seguros y/o aseguradores, o cuando:

A.	La información sea solicitada por una orden judicial, Tribunal o Corte competente;

B.	Sea presentada en cualquier proceso o litigio pendiente;

C.	Sea revelada de acuerdo con una ley o reglamento que tenga fuerza de ley;

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CONTRATO DE ENAJENACIÓN GLOBAL DE ACTIVOS CELEBRADO ENTRE MENTEL COLOMBIA S.A.S. Y CRECI FINANCE COLOMBIA S.A.S.

D.	Sea revelada de acuerdo con un requerimiento legal proveniente de cualquier autoridad competente, y al cual la parte reveladora está obligada a cumplir. Sin perjuicio de lo anterior las Partes podrán compartir sin requerir consentimiento previo, la información contenida en el convenio o cualquiera otra información adicional obtenida como resultado de la firma del mismo a su compañía controlante y a las que están bajo control común con ella incluidos los ejecutivos y directores, asesores legales y financieros, auditores, underwriters, corredores de seguros y/o aseguradores de cada una de ellas.

En el caso de que cualquiera de las Partes sea requerido a través de una resolución administrativa o judicial dictada por autoridad competente, a divulgar cualquier información confidencial, deberá notificar dicha situación a la Parte que no sea requerida dentro de los siguientes cinco (5) días hábiles a partir de la fecha en la que haya recibido dicha notificación, con el objeto de que esté en condiciones de realizar aquellos actos que a su derecho convengan, incluyendo la obtención de una orden de protección adecuada, medida cautelar u otro recurso apropiado para prevenir la divulgación de la información confidencial requerida y deberá indicar a la autoridad requirente que conforme a los términos del presente convenio, debe observar un deber de confidencialidad.

Adicionalmente, las Partes se comprometen a mantener la debida reserva, no divulgar a terceros ni hacer uso para terceros o para operaciones distintas al objeto del presente contrato, de cualquier información de carácter técnico, comercial o de cuentas de cada uno de los extremos del contrato, que obtenga por razón de este contrato, o que le sea revelada por la otra parte del extremo contractual, así como de cualquier información sobre las operaciones, métodos, sistemas y procedimientos empleados por la otra Parte a la que tenga acceso o terceros en sus actividades. La obligación de guardar confidencialidad se mantendrá durante toda la vigencia del contrato, y en el evento que terminare por cualquier circunstancia, por un periodo de diez (10) años más posteriores a la terminación del presente contrato.

PARÁGRAFO PRIMERO. El incumplimiento de la presente cláusula será causal suficiente para la terminación unilateral del presente contrato, sin lugar a indemnización alguna a favor de la Parte cumplida. La violación al deber de confidencialidad tendrá una sanción de cincuenta (50) salarios mínimos legales vigentes, sin perjuicio de que la Parte afectada pueda perseguir la responsabilidad penal y/o daños y perjuicios que pudieran ocasionarse por la violación a dicha confidencialidad.

CLÁUSULA DÉCIMO OCTAVA: RESOLUCIÓN DE CONTROVERSIAS.

LAS PARTES harán todo lo posible para resolver mediante negociación directa cualquier disputa, controversia o diferencia que surja entre ellas, con relación a este Contrato.

En todo caso, aquellas disputas, controversias o diferencias que no puedan ser resueltas directamente o por medio de conciliación, serán sometidas a la jurisdicción ordinaria.

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CONTRATO DE ENAJENACIÓN GLOBAL DE ACTIVOS CELEBRADO ENTRE MENTEL COLOMBIA S.A.S. Y CRECI FINANCE COLOMBIA S.A.S.

CLÁUSULA DÉCIMO NOVENA: DOMICILIO CONTRACTUAL.

Para todos los efectos legales derivados del presente Contrato, las Partes establecen como domicilio contractual la ciudad de Bogotá, Colombia.

CLÁUSULA VIGÉSIMA: LEY APLICABLE AL FONDO DEL CONTRATO.

Para todos los efectos legales derivados del presente Contrato, las Partes establecen como ley aplicable al fondo del contrato las leyes colombianas.

En fe de lo anterior, las Partes suscriben el presente Contrato, en dos (2) originales, a los cinco (5) días del mes de mayo del año dos mil veintiuno (2021).

EL ENAJENANTE,	EL ADQUIRENTE,

/s/ Andres Idarraga	/s/ Andres Idarraga
ANDRES FELIPE IDARRAGA	ANDRES FELIPE IDARRAGA
GIRALDO	GIRALDO

C.C. No. 98.668.570	C.C. No. 98.668.570

En representación legal de MENTEL	En representación legal de CRECI
COLOMBIA S.A.S.	FINANCE COLOMBIA S.A.S.

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